EXHIBIT 10.13

EMPLOYMENT AGREEMENT
BETWEEN
PHYSICIANS HEALTHCARE MANAGEMENT GROUP, INC.
AND FIDEL R. RODRIGUEZ

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made as of July 1, 2007, by and between Physicians Healthcare Management Group, Inc. ("Phyhealth") (the "Corporation"), a Nevada corporation, and Fidel R. Rodriguez (the "Executive").

RECITALS

WIHEEREAS, the Corporation is duly organized and validly existing as a corporation in good standing under the laws of the State of Nevada. The Corporation is engaged in the business of developing and operating fully integrated, community-based health plans in partnership with physicians. Phyhealth Plans are Health Maintenance Organizations ("HMO") and physician networks that are designed to deliver high quality, affordable healthcare in selected communities.

The Corporation's business model integrates all aspects of the delivery and financing of healthcare, including providing medical professional liability insurance through Physhield Insurance Exchange (Physhield"), Phyhealth's exclusive risk retention group. Physhield is managed by Phyhealth Underwriters, Inc., ("Underwriters") a subsidiary of Phyhealth. The Corporation may also engage in other related and affiliated businesses.

WHEREAS, the Corporation has determined that it is in the best interests of management effectiveness for the Corporation to enter into an agreement with its Vice President, Chief Operations Officer and Corporate Director.

WHEREAS, in order to satisfy management continuity concerns of the Corporation's stockholders, lenders, financial promoters, and physician participants, a long-term employment contract with the Executive is critical to the Corporation.

WHEREAS, the Executive has specialized expertise in the healthcare industry in which the Corporation is engaged and has diligently worked in pre-incorporation and incorporating phases as a founder of the Corporation. Executive has devoted considerable time, effort and resource, which has been invaluable to the creation and initial operations of the Corporation, foregoing other opportunities available to him. The Corporation finds the corporate management experience and healthcare financing knowledge of the Executive to be essential to the success of the Corporation.

WHEREAS, the Corporation desires to engage the Executive, and the Executive desires to be so engaged, on the terms and conditions set forth below.

AGREEMENT

Now therefore, in consideration of the Recitals, which shall be deemed to be a substantive part of this Agreement, and the mutual covenants, promises, agreements, representations, hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

1.           Employment

1.1.
The Corporation hereby employs the Executive in the position of Vice President, Chief Operations Officer and Corporate Director for the Corporation and to render services for and on behalf of the Corporation in that position and the Executive shall render such other and further services for and on behalf of the Corporation as may be assigned reasonably, from time-to-time, to the Executive by the President. Chief Executive Officer and Chairman of the Board of Directors of the Corporation (the "Services"). The Executive hereby accepts such employment with the Corporation and agrees to render the Services for and on behalf of the Corporation on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Executive shall report directly to the Chief Executive Officer of the Corporation (CEO). The power to direct, control and supervise the Services to be performed, the means and manner of performing the Services and the time for performing the Services shall be exercised by the CEO, provided, however, that the CEO and the Board of Directors shall not impose any employment constraints or duties which would require the Executive to violate any law, statute, ordinance, rule or regulation now or hereinafter in effect.

1.2.
The base salary compensation for the Executive shall be $120,000 per year, payable in regular installments in accordance with the Corporation's general payroll practices. The Executive's base salary compensation will be increased to $200,000 per year, payable in regular installments as above, effective on January 1" of the year following the fiscal year in which the Corporation either receives $4,000,000 in annualized revenue or the date the Corporation has raised a total of $8,000,000 in equity, excluding capital raised exclusively to fund the required regulatory capital surplus of a Phyhealth Plan HMO and capital raised prior to the signing of this Agreement (the "Triggering Event"). The Executive's base compensation shall be further increased to $400,000 per year, payable in regular installments as above, effective on January 1" of the year following the fiscal year in which the Corporation's Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and before any costs, expenses or amounts paid by Corporation with respect to mergers, acquisitions or related transactions and before any other expenses outside the ordinary course of business, by way of example and not limitation, regulatory or legal settlements, fines, penalties, extraordinary purchases or other payments, are greater than $8,000,000. Subsequently, the Executive's base compensation shall be increased each year effective January 15` by the Compensation Committee of the Corporation's Board of Directors, as shall be determined by the Compensation Committee; however, the compensation may not be reduced below the compensation paid (excluding bonus) in the previous year without the mutual written consent of the Executive, unless there are not funds in the Corporation available to pay such amounts.

1.3.
The Corporation will issue stock options to Executive to purchase 20,000,000 shares of the common stock of the Corporation at an exercise price of $0.003 per share. Stock options to purchase 10,000,000 shares shall vest immediately on the effective date of this Agreement, stock options for

5,000,000 shares shall vest on January	1,	2008 and stock options for
5,000,000 shares shall vest on January	1,	2009. The stock options are

subject to the acceleration of the vesting provisions upon the effective date of Termination of Employment pursuant to Section 3 hereof, the stock options shall be for a term of ten (10) years from the date of issue with a cashless exercise provision at the option of the Executive, and piggyback registration rights. In addition to all other compensation Executive shall be eligible for additional incentive stock grants and options as may be awarded from time-to-time by the Corporation and its Board of Directors. Whether the Executive is awarded all or any portion of these stock grants and options shall be based upon specific criteria established by the Corporation and its Board of Directors. These criteria shall reflect overall performance as compared to planned goals of the Corporation, as well as Executive's contribution to Corporation's performance. The Corporation acknowledges that the Executive on the effective date of this Agreement owns and controls 20,399,020 shares of restricted common and preferred stock representing 4.91% of the issued and outstanding common and preferred stock of the Corporation. Additionally, notwithstanding anything herein to the contrary, in the event of a dividend, the Executive shall be entitled to the Executive's share of the dividend, be it stock dividend or cash dividend, or any similar transaction or distribution by the Company, to the same extent as though the preferred stock was participating. Additionally, in the event of a stock dividend as part of a spinoff transaction, the Executive shall be entitled to the same proportion of options in the spun-off company as the Executive has in the Company, that portion being the same portion as the Executive's current number of options bears to the current number of outstanding shares of preferred stock and common stock combined. The option exercise price in the spun-off company shall be equal to the exercise price of the options in the Company, times a fraction, the numerator of which is the number of outstanding shares of common and preferred in the Company, and the denominator of which shall be the number of outstanding shares of common and preferred in the spun-off company, at the time of such spin-off,

1.4.
In addition to the base salary compensation, the Executive shall receive annual incentive bonus compensation equal to: (i) .20% of annual Gross Revenues (GR) plus (ii) .20% of the annual growth in Gross Revenues (Bonus Year Gross Revenues less Prior Year Gross Revenues); plus (iii) 3.75% of Net Income (NI). Net Income (NI) for purposes of this Subsection 1.4 shall mean the equivalent of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and before any costs, expenses or amounts paid by the Corporation with respect to mergers, acquisitions or related transactions and before any other expenses outside the ordinary course of business, by way of example and not limitation, regulatory or legal settlements, fines, penalties, extraordinary purchases or other payments. The formula for calculation of the annual incentive bonus is: .002GR + .002(Bonus Year GR less Prior Year GR) + .0375NI where GR and NI are greater than or equal to zero. The annual incentive bonus will be calculated based on the audited consolidated financial results of the Corporation, its subsidiaries, affiliates and joint ventures, excluding the income or loss of any entity accrued prior to the date it became a subsidiary, affiliate or joint venture or is merged into or consolidated with the Corporation as of December 31'` of each year (or end of other fiscal year, if different than the calendar year). The Executive's incentive bonus is considered earned the earlier of December 3151 of the bonus year or the Executive’s termination date, and shall be paid within fifteen (15) days of receipt by the Corporation of its prior year audited financial statements. The Corporation may at its option pay the annual incentive bonus compensation to the Executive either in cash or in restricted common stock of the Corporation, except that the Corporation shall pay to the Executive the minimum amount in cash equal to an estimate of the applicable federal and state taxes owed by the Executive based on the total amount of the bonus.

1.5.
The Executive shall be reimbursed by Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Executive in the course of carrying out the normal duties and responsibilities of Executive's position. Reimbursement is contingent upon Executive furnishing to Corporation in a timely fashion the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may reasonably request.

1.6.
The Corporation shall provide to the Executive life insurance payable to Executive's designated beneficiary or beneficiaries in an amount equal to two times Executive's Base Compensation provided above or one million dollars, whichever is greater, plus one million dollars in supplemental accident insurance coverage on a per commercial airline trip basis. The Executive life insurance benefit shall take effect on January 15' of the year following the Triggering Event described in Subsection 1.2 above.

1.7.
The Corporation shall provide to the Executive disability income insurance for the Executive's benefit, which insurance shall provide for sixty percent (60%) of Executive's base compensation, commencing after ninety (90) days of total disability as defined in the disability income insurance plan. Such disability income insurance shall continue so long as Executive continues to be totally disabled to the extent that he is unable to continue his Services, except that such disability benefits shall end when Executive attains the age of sixty-seven (67). Notwithstanding anything contained herein to the contrary, in the event of a single period of total disability due to the results of a sickness or injury. Executive shall be compensated at his full rate of pay, less customary employment deductions therefrom, for no less than ninety (90) days from the date of the onset of total disability, and at sixty percent (60%) of Executive's base compensation, less customary employment deductions therefrom, commencing after such ninety (90) day period of total disability, when the disability income insurance commences as provided herein. As used in this Agreement, '`total disability" shall have the same meaning as contained in the disability insurance policy owned by the Corporation. In the event that no such disability insurance policy exists, then the Corporation shall provide the benefits outlined above. The "total disability" of the Executive, for purposes of this Agreement, shall mean an illness, injury or other physical or mental condition of the Executive which results in Executive's inability to perform, for a continuous period of ninety (90) days or longer, substantially all of the obligations he performed in his capacity as an executive employee of the Corporation and to the extent he was performing those obligations immediately prior to the commencement of such condition. If the Corporation and the Executive are unable to agree whether Executive is disabled within the meaning of this Agreement, the issue shall be submitted to and settled by binding arbitration as provided for herein. This disability income insurance benefit shall take effect on January 1' of the year following the Triggering Event.

1.8.
Executive shall be entitled to a paid time off ("PTO") accrual of no less than twenty-five (25) days of PTO (including fifteen (15) vacation days and ten (10) sick leave days during each year of the Term of this Agreement and any renewal thereof, until this Agreement is terminated.

1.9.
The Services will be performed primarily at Corporation's executive offices, which are established in Miami-Dade County, Florida. If Corporation (i) establishes its headquarters; or, (ii) requires the Executive to perform Services on a regular basis, more than 50 miles from Executive's residence in Miami-Dade County, Florida, then at Executive's election: (y) Corporation shall reimburse Executive for all reasonable and customary relocation expenses (z) Executive may treat such relocation as a Good Reason as described below.

1.10.
Though no formal benefits program currently exists for employees of the Corporation, Executive shall be eligible to participate in all benefits programs available to employees and/or officers, directors and managers, including medical, health, disability and life insurance, paid sick leave, deferred compensation, 401k and other retirement plans, and other benefits as may be authorized by the Corporation and its Board of Directors from time-to-time.

1.11.
The Corporation shall obtain and maintain the customary directors and officers' liability insurance coverage covering the Executive at terms and premium rates reasonably satisfactory to the Corporation's Board of Directors.

1.12.	All amounts payable to the Executive as compensation hereunder shall be subject to all required and customary withholding by the Corporation.

2.           Term. The term of this Agreement shall be for a period commencing on July 1, 2007 ("Effective Date") and ending December 31, 2012 ("Term"). Thereafter, this Agreement shall be automatically renewed for an additional five (5) year period from January 1, 2013 to December

31, 2018 unless forty-five (45) days prior to the expiration of the Term or renewal, written notice not to renew is served on the Executive by the Corporation. Such notice not to renew by the Corporation shall be considered a termination without cause, to which the benefits provided for in Subsection 3.4 hereof shall apply.

3.           Termination of Employment. During the Term hereof, Executive may not be terminated without cause. Notwithstanding anything stated herein to the contrary, the following provisions shall apply under the conditions stated therein:

3.1.
In the event of Executive's death prior to his retirement or earlier termination of employment hereunder, Executive's employment by Corporation shall terminate immediately upon the date of his death, provided that his widow, designated beneficiaries, and/or estate shall be entitled to receive any pension or other death benefits to which they are otherwise entitled under the plans and programs of the Corporation applicable to Executive at the time of his death. The Executive's estate shall not be entitled to any other compensation under this Agreement; provided, however, that Executive's estate shall receive the accrued but unused paid time off as provided in Subsection 1.8 hereof, the accrued but unpaid base salary compensation as provided in Subsection 1.2 hereof, and the accrued but unpaid annual incentive bonus compensation as provided in Subsection 1.4 hereof

3.2.
If, during the Term of this Agreement or any renewal thereof, in the opinion of the Corporation, the Executive, because of physical or mental illness or incapacity as determined by a qualified physician mutually chosen by Corporation and Executive based upon a medical examination and written evaluation thereof, shall become unable to perform the essential functions of his position pursuant to this Agreement for a period of one hundred and twenty (120) days in the aggregate during any twelve (12)-month period, with or without reasonable accommodation, Corporation may, upon at least ten (10) days prior written notice given at any time after the expiration of such one hundred and twenty (120) day period, notify Executive of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Executive shall be entitled to receive salary, accrued benefits, and reimbursable expenses owing to Executive through the date of termination. Corporation shall have no further obligation or liability to Executive; provided, however, that Executive shall receive (i) the disability benefits provided in Subsection 1.7 hereof and (ii) to the extent such benefits are available under the respective insurance agreements as a benefit to former employees, the benefits provided by Corporation as in the event of Executive's disability and the termination of this Agreement as provided herein.

3.3.
The Corporation shall be entitled to terminate the Executive's employment immediately for cause as defined below at any time during the Term of this Agreement or any renewal thereof. Upon such termination, Corporation shall be released from any and all further obligations under this Agreement, except for accrued salary and benefits owing to Executive through the termination date. For purposes of this Agreement, the Corporation shall have cause to terminate Executive's employment upon the occurrence of any of the following during the Term of this Agreement or any renewal thereof:

3.3.1
The Executive abuses alcohol or other substances while performing his Services for the Corporation which abuse negatively affects the performance of this duties, such abuse is habitual, and the Executive fails to seek competent abuse counseling within 30 days of written notice by the Board of Directors;

3.3.2	The Executive is convicted of a felony for any crime involving the moral turpitude arising out of his Services for the Corporation;

3.3.3	The Executive is convicted of a felony for engaging in fraudulent conduct, theft or embezzlement in connection with his Services for Corporation; and

3.3.4
Any material breach of this Agreement or Corporation Bylaws, and such material breach shall continue for a period of thirty (30) working days after written notice of the alleged breach is provided to the Executive by the Board of Directors.

3.4.
Except as provided in Subsection 3.2 above, during any renewal hereof, but only after the expiration of the Term of this Agreement, Corporation shall be entitled to terminate Executive's employment without cause at any time effective as of the last day of any month, upon no less than forty-five (45) days prior written notice. In the event of a without cause termination as provided in this subsection, Corporation reserves the right to discontinue Executive's duties pursuant to this Agreement, and require his departure from Corporation premises, commencing with the date of delivery of the written notice as provided herein through the remainder of the notice period. Notwithstanding the foregoing, Executive shall be permitted a reasonable time, during the business hours of Corporation's executive and administrative offices, to remove his personal belongings from Corporation premises. 1f Executive's employment is so terminated prior to the expiration of the Perm of this Agrec111ent without cause or during any approval term thereof, the following provisions shall apply:

3.4.1
Corporation shall be obligated to pay to Executive, as liquidated damages, an amount equal to sixty (60) months of Executive's annual compensation from Corporation based upon Executive's highest annual compensation (including base compensation and bonuses) for any calendar year prior to the effective date of termination or the rate of compensation (including base compensation and bonuses) in effect upon the effective date of termination whichever is greater; and to provide to Executive the benefits as hereinafter defined. If Executive is entitled to termination pay under any termination pay policy of Corporation applicable to him, the amount of payment to Executive shall be the greater of (i) the amount computed as provided above in this Subsection 3.4.1, or (ii) the amount of such termination pay computed under the provisions of such termination pay policy of Corporation.

3.4.2
The amounts payable to Executive under the provisions of Subsection 3.4.1 above shall be paid in twenty-four (24) equal monthly installments on or before the last business day of the month; provided that. if Executive shall be eligible For, and elects to take, early retirement under the retirement plan or plans of Corporation applicable to him before all of such total amount has been paid to him, the then remaining balance shall be paid to him in a lump sum immediately upon his retirement. In the event that a lump sum payment is made to Executive as provided herein, the benefits as defined herein shall continue for the remainder of the twenty-four (24) month period, unless, within such period, Executive obtains comparable coverage by a new employer.

3.4.3
For any period of time during which installment payments are made to Executive under Subsection 3.4.2 above, in the event that Corporation cannot continue Executive's eligibility under its benefits, as defined herein, because of conflicts with program or policy provisions, Corporation shall provide Executive with monthly payments sufficient to cover Employee's COBRA premiums for medical and dental coverage, as well as premiums for life insurance, on an after-tax basis as calculated by the actuary engaged by Corporation at the time of termination, or if such actuary is not available, Corporation's independent auditor, in order to continue such coverage as provided herein during the twenty-four (24) months referred to in Subsection 3.4.2, in addition to the payments made pursuant to Subsection 3.4,1 hereof.

3.4.4
Upon Corporation's termination of Executive as provided in this Subsection 3.4, Corporation shall be released from any and all further obligations under this Agreement, except that Corporation shall be obligated to pay Executive his salary and accrued benefits owing to Executive through the day on which Executive's employment is terminated, and such other benefits as are provided to Executive under each of the subparagraphs of Subsection 3.4 hereof.

3.5.
The Executive shall be entitled to terminate his employment with Corporation without Good Reason, as defined in Subsection 3.6 hereof, at any time during the Term of this Agreement or any renewal thereof, effective as of the first day of any month, upon no less than forty-five (45) days prior written notice. Upon such termination, Corporation shall be released from any and all further obligations under this Agreement, except that Corporation shall be obligated to pay Executive his salary and accrued benefits owing to Executive through the day on which Executive's employment is terminated, and Executive shall be offered COBRA continuation coverage as required by law.

3.6.
The Executive shall be entitled to terminate his employment for Good Reason, at any time during the Term of this Agreement or any renewal thereof, effective as of the first day of any month, upon no less than forty-five (45) days prior written notice. "Good Reason" means any of the following: (a) the Corporation reduces the Executive's position, duties, compensation or authority, (b) the Corporation merges, consolidates with another entity or sells more than 50% of any class of its stock without the written consent of the Executive, or (c) the Corporation commits a material breach of this Agreement and fails to cure such breach within 30 days after receiving written notice thereof from the Executive. In the event that the Executive terminates his employment for Good Reason, the Corporation shall be obligated to pay to Executive, as liquidated damages those amounts that Corporation pays to Executive under each of the subparagraphs of Subsection 3.4 hereof.

3.7.
During the Term hereof, the Corporation shall not terminate the office, position, and employment of the Vice President, Chief Operations Officer and Corporate Director or so change the powers, authorities, and duties of such office, position, and employment that it can be reasonably found that Executive will no longer be performing the Services, have the responsibilities, or have the powers and authorities of the Vice President, Chief Operations Officer and Corporate Director, as defined in Section 4 hereof. During any renewal of the Term, in the event that the Corporation terminates the office, position, and employment of the Vice President, Chief Operations Officer and Corporate Director other than for cause, as defined in Subsection 3.3 above, or so changes the powers, authorities, and duties of such office, position, and employment that it can be reasonably found that Executive will no longer be performing the Services, have the responsibilities, or have the powers and authorities of the Vice President, Chief Operations Officer and Corporate Director of the Corporation, as defined in Section 4 hereof, and Executive shall then resign because of such changes, the Executive shall be entitled to those amounts that Corporation pays to Executive under each of the subparagraphs of Subsection 3.4 hereof.

4.           Performance of Services.

4.1
Executive shall devote sufficient time to the Corporation's business to render the Services. The Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to the Services. Executive may engage in other activities during the term of this Agreement; provided that such activities do not materially interfere with the business of the Corporation.

4.2
Executive hereby discloses to the Corporation that the Executive is a member of NextPath Partners, LLC; Nextgen Associates, LLC and Nextgen Financial, LLC (together "NextCo"); and is associated with Healthcare Risk Partners, Inc. (Risk Partners). The Corporation acknowledges such disclosure and consents to such relationship and engagement of the Executive by NextCo, Risk Partners and their respective subsidiaries, affiliates and joint ventures. The parties expect, but without any assurances to each other, that NextCo and Risk Partners and Corporation may enter into one or more arrangements or other agreements, to be determined by such agreement. The Corporation acknowledges and agrees that (a) Executive need not make additional disclosures to Corporation of such relationship with NextCo and Risk Partners; and (b) Executive does not have a conflict of interest in any dealings between Corporation and NextCo and Risk Partners, and Corporation waives such conflict of interest if such a conflict should ever exist. The parties agree that the nature of such ownership has been fully disclosed by the Executive, and the Corporation waives any conflict associated therewith.

5.           Change of Control.

5.1
During the Term hereof, the Board of Directors shall not approve any change of control, as defined herein unless the acquiring corporation or controlling person assumes responsibility for this Agreement and all payments due hereunder. In the event that the Board of Directors of the Corporation approves a change of control. as defined herein, after the expiration of the Term, and during any renewal hereof, and in the event that Executive's employment by the Corporation as Vice President, Chief Operations Officer and Corporate Director is terminated immediately by an acquirer or surviving entity following the change of control, or in the event that the Board of Directors of the Corporation take the actions described in Subsection 3.7 hereof following a change of control, as a direct result thereof, Executive shall receive any benefits provided upon Executive's termination of employment pursuant to Subsection 3.4 of this Agreement. The term, "change of control," shall be defined as either the sale, lease, exchange, transfer, or other disposition to any person, entity, or group of persons of fifty percent (50%) or more of the assets of the Corporation, or an action by the Board of Directors regarding any reorganization, merger, or consolidation of the Corporation, in each case, pursuant to which the persons who were members of the Board of Directors of the Corporation immediately prior to such reorganization. merger, or consolidation, do not immediately thereafter constitute more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated Corporation's Board of Directors.

5.2
In the event that the Board of Directors of the Corporation approves a change of control, as defined herein, but the Executive's employment by Corporation as Vice President. Chief Operations Officer and Corporate Director is not terminated by an acquirer or surviving entity following the change of control, Executive shall be eligible to receive any benefits provided pursuant to Subsection 3.4 of this Agreement upon Executive's termination of employment at a "termination window" (as defined below) For up to two (2) years from the effective date of the change of control, notwithstanding the provisions of Section 3.5 hereof. For the purposes of this Subsection 5.2, the "termination window" shall occur during a period beginning three hundred fifty-five (355) days and seven hundred ten (710) days following the effective date of the change of control, and ending ten (10) days following such dates.

6. Confidential Information, Trade Secrets, Inventions and Creations.

6.1
The Executive acknowledges that in Executive's employment hereunder, Executive will be making use of, acquiring and adding to the Corporation's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, Corporation's business operation, internal structure, financial affairs, programs, software, systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Corporation's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. The Executive acknowledges that such confidential information has been and will continue to be of central importance to the business of the Corporation and that disclosure of it to or its use by others could cause substantial loss to the Corporation. In consideration of employment by the Corporation, the Executive agrees that during his employment Executive shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Executive as a result of Executive's employment with Corporation or any trade secrets of Corporation, but shall hold all of the same confidential and inviolate.

7. Indemnification.

7.1
The Corporation shall indemnify the Executive, hold Executive harmless, and defend Executive to the fullest extent permitted by applicable law from and against all claims, threats, suits (except those arising from disputes between Corporation and Executive), damages, penalties, liabilities, cost and expenses including, without limitation, legal fees, costs and disbursements (all collectively referred to as "liabilities") incurred, suffered, or expended by or threatened against Executive with respect to any action or inaction in the course or performance of Executive's duties under this Agreement except for liabilities arising entirely out of the gross negligence or willful misconduct of Executive. If any claims are made against Executive he shall be entitled to an advance of his legal fees upon request to the Board of Directors. This indemnification shall continue in effect after the expiration or termination of this Agreement and shall not be deemed exclusive of any other indemnification right to which the Executive may be entitled under applicable law, agreement or the vote of the Board of Directors of the Corporation.

8. Notices. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand-delivered or refused, or deemed received three-days after being mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to the

Corporation to:	And if to the
Executive:
Physicians Healthcare Management Group, Inc. 700 S. Royal Poinciana Blvd.	3780 NW 12'h Street 6
Suite 506	Miami, FL 3312
Miami, FL 33166

or at such other address as either party hereto shall notify the other of in writing.

9.           Governing Law. Disputes.

9.1	The laws of the State of Florida shall govern this Agreement without regard to any of its conflict of law provisions.

9.2
The parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement. Either party may initiate negotiations by providing written notice in letter form to the other party, setting forth the subject of the dispute and the relief requested. The recipient of such notice shall respond within five days with a written statement of its position on, and recommended solution to, the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority will meet at a mutually agreeable time and place within ten days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt to resolve the dispute. If the dispute is not resolved by these negotiations, the parties will consider and decide whether the dispute should be submitted to JAMS, or its successor, for mediation or arbitration.

9.3
The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting Forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS' panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney's fees, to be paid by the party against whom enforcement is ordered. Any arbitration shall be held in Miami-Dade County, Florida at the offices of JAMS, or its successor, or it JAMS or its successor have no offices in Miami-Dade County, then the arbitration shall be held in a mutually agreeable neutral site within Miami-Dade County, Florida.

9.4
Regardless of which parry prevails, the Corporation agrees to reimburse Executive for all reasonable legal expenses he incurs in the negotiation, mediation and/or arbitration or other legal process, including any retainer amounts, upon submission of the retainer or fee invoice by Executive to Corporation.

10. Non-compete. During the term of this Agreement and for a period of one year thereafter, Executive agrees that he will not be employed by or otherwise engaged in any business which competes with that of the Corporation. In addition Executive shall not, during such one year period, contact any of Corporation's customers or employees concerning any business or potential business which would compete with that of the Corporation. The provisions of this Section 10 shall not apply if it is determined that this Agreement was terminated by the Executive for Good Reason.

11. Miscellaneous.

11.1
This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns. This Agreement shall be binding upon the Executive and his heirs, personal and legal representatives, and guardians, and shall inure to the benefit of the Executive. Neither this Agreement nor any part hereof or interest herein shall be assigned by the Executive. If there is a sale of the Corporation or change in control thereof, as a condition precedent to any such sale or change in control, the acquiring corporation or controlling person must assume responsibility for this Agreement and all payments due hereunder, in writing, as a condition to any such transaction. If such person or entity does not assume liability for this Agreement, then such inaction shall constitute a breach hereunder and, in addition to any other equitable remedies available to the Executive, Executive shall be entitled to the payment provided for in Subsection 3.4 hereof as liquidated compensatory damages.

1 1.2	The terms and provisions of this Agreement may not be modified except by written instrument duly executed by each party hereto.

11.3
The use of any gender herein shall be deemed to be or include the other genders and the neuter and the use of the singular herein shall be deemed to be and include the plural (and vice versa), wherever appropriate.

11.4	This Agreement sets forth the entire, integrated understanding and Agreement of the parties hereto with respect to the subject matter hereof.

1.5	The headings in this Agreement are included for the convenience of reference and shall be given no effect in the construction of this Agreement.

11.6	The Recitals set forth above are incorporated herein by this reference.

IN WITNESS WHEREOF, the parties have executed, acknowledged, sealed and delivered this Agreement the day and year first hereinabove set forth.

Physicians Healthcare Management Group, Inc.		Executive:

By:	/s/ Robert L. Trinka	By:	/s/ Fidel Rodriguez
	Robert L. Trinka		Fidel Rodriguez
	Title: Chairman & CEO		Title: Employee